Exhibit 99.1

Company

XG Sciences, Inc. (“XGS”), formed in May 2006, is a first mover and market leader in the design and manufacture of graphene nanoplatelets. Graphene nanoplatelets are particles consisting of multiple layers of graphene and are considered a game changer for numerous industries. XGS’ graphene nanoplatelets, trademarked under the name xGnP®, have demonstrated performance impacting multi-billion dollar markets and have unique capabilities for energy storage, thermal conductivity, electrical conductivity, barrier properties and the ability to impart strength when incorporated into plastics or other matrices. XGS has sold products to over 1,000 customers in 47 countries who are in various stages of trialing its products for numerous applications. XGS has also licensed elements of its technology to leading supply chain and distribution partners, such as Cabot Corp and POSCO. Headquartered in Lansing, Michigan, the Company has raised $32 million to date and has 23 full-time employees.

Lux Research says:

XG Sciences – Positive – Advanced Materials. Top Ten Innovative Companies.

“Despite increasing competition from a handful of new entrants to the graphene space, XG remains the low cost leader and also boasts the most impressive business execution to date.”

XG Sciences Well Positioned for Success

-	Significant Customer Traction: 1,000+ in 40+ countries since inception. Strong portfolio of customer engagements in end-use markets ranging from polymer composites, energy storage, electrically conductive films and thermal management.

-	Revenue Traction: Commercial sales started in multiple applications and gaining momentum. $5-10 million in estimated 2016 revenue.

-	Proven Technology: Significant IP in the form of patents, trade secrets and know-how. XG SiG™ Composite with 3-5x the energy storage capacity versus today’s LiB anode technology. XG Leaf® with one-third the density of copper films, 50% more thermally conductive than copper and more than 2x that of aluminum. Formulated water- and solvent-based inks with conductivity approaching 1 Ω/☐ at 1 mil thickness. Industry-leading performance available in bulk powders and dispersions.

-	Positioned To Grow: Technology, partners and management positions XG for substantial growth. Proven manufacturing technology and strong customer channel to deliver on success. Moved beyond proof of concept into commercialization phase.

-	Strategic Partners: Well positioned with world class strategic partners, Investors and licensees. Investors: Aspen Advanced Opportunity Fund, Hanwha, POSCO and Samsung Ventures. Licensees: Cabot and POSCO.

Graphene: The “Miracle Material”

First discovered in 2004, graphene is the thinnest material known - a single layer of carbon atoms configured in an atomic-scale honeycomb lattice, and is noted for its strength, density, impermeability, light weight, and both electrical and thermal conductivity. Among many noted properties, graphene is harder than diamonds, lighter than steel but significantly stronger, conducts electricity better than copper and one of the most thermally conductive materials available today.

1

Markets

XGS is a “platform play” in advanced materials where the Company’s proprietary processes produce varying grades of graphene nanoplatelets which can be mapped to a variety of applications in many market segments.  The Company’s primary focus markets are Energy Storage and Thermal Management where they currently have a portfolio of products undergoing design-in with a range of marquee customers.  They also target the Inks & Coatings market with products in development and are engaged in commercial and development activities for the Composites market.

XGS Market/Application Focus Areas & 2018 Market Size

XG SiG™ in Lithium-ion Battery Markets

The global LiB market is large and growing rapidly. According to Avicenne Energy1, the 2014 LiB market is $13.6B and growing to $26.5B in 2018, driven by the rapid proliferation of tablets, smart phones, electric vehicles, and grid storage applications. The portion of the market that XGS addresses is the anode materials segment, which Avicenne values at about $850 million in 2014 and expects to grow to $1.3-1.4B by 2018.

1 Avicenne Energy, "The Worldwide Rechargeable Battery Market 2014 - 2025", 24th Edition - V3, July 2015.

2 Avicenne Energy, "The Worldwide Rechargeable Battery Market 2014 - 2025", 24th Edition - V3, July 2015 & Internal Estimates.

3 ArcActive via Nanalyze, April 3, 2015.

4 ArcActive via Nanalyze, April 3, 2015 & Internal Estimates.

5 Future Markets Insights, "Consumer Electronics Market: Global Industry Analysis and opportunity Assessment 2015 - 2020", May 8, 2015.

6 Prismark, "Market Assessment: Thin Carbon-Based Heat Spreaders", August 2014.

7 Reporterlink.com, "Semiconductor & IC Packaging Materials Market…", May 2014.

8 Prismark, 2015.

9 Grand View Research, "Global Plastics Market Analysis…", August 2014.

10 From (9) and internal estimates: 2018 = 305 million tons of plastic, if 10% of the market adopted xGnP to enhance their properties, and at only 1% by weight as an additive, then in 2018 305,000 tons or 305,000,000 kilos of xGnP would be required. At $30 a Kg - the value is $9.1 Bn per year.

2

XG Leaf® in Portable Electronics

XG Leaf® can be used for a variety of applications such as heat dissipation in electronics, electromagnetic interference (EMI) shielding, and resistive heating. Among these, thermal application has the biggest apparent market potential especially in consumer electronics. According to a private client study by Prismark Partners, LLC, a leading electronics industry consulting firm specializing in advanced materials, the 2014 market for finished graphitic heat spreaders as sold to the OEM and EMS companies with adhesive, PET, and/or copper backing for selected portable applications, is $600 million, and is expected to reach $900 million in 2018. The market is currently in a significant expansion period driven by the demand for portable devices.

Other Markets

-	Energy Storage: lead acid batteries, supercapacitor electrodes, lithium-ion battery cathodes, lithium-ion anodes;

-	Thermal Management: circuit boards, portable electronic devices, such as cell phones and tablets, thermal management systems for battery packs used in electric vehicles; inks, coatings, polymer composites and greases; cooling liquids / fluids;

-	Electrical Conductivity: aqueous and solvent-based formulations to print conductive circuits using flexo, gravure, off-set and screen-printing processes on flexible and rigid substrates;

-	Composites: polymers (urethanes, polycarbonate, Teflon, rubber, polypropylene, thermoplastic polyolefin and nylon), polymer processes (e.g., thermoset, solvent cast and thermoplastic) and cement; and

-	Lubricity: oil and grease additives.

XGS Products

xGnP® Graphene Nanoplatelets

xGnP® graphene nanoplatelets consist of ultrathin particles of graphite that are short stacks of graphene. They are produced in various grades, which vary by average particle thickness, and average particle diameters. xGnP® graphene nanoplatelets are especially applicable for use as additives in polymeric or metallic composites, or in coatings or other formulations where particular electrical, thermal or barrier applications are desired by our customers.

XG Leaf®

XG Leaf® is a family of sheet products suited for use in industrial, electronics, and automotive markets. These sheets are made using special formulations of xGnP® graphene nanoplatelets as precursors, along with other materials for specific applications. There are several different types of XG Leaf™ available in various thicknesses (20 to 120 microns), depending on the end-use requirements for thermal conductivity, electrical conductivity, or resistive heating.

XG SiG™ Li-ion Battery Anode Materials

XG SiG™ is a composite of silicon and graphene nanoplatelets designed to deliver 3-5 times the energy storage capacity of today’s graphite-based LiB anodes. Anode capacity is a key driver for extended battery runtime in applications such as portable electronics, power tools and electric vehicles (“EV”). Silicon has 10x the storage capacity of graphite and has been targeted as the next-generation material to replace graphite. However, silicon suffers from poor cyclability limiting its adoption in LiB anodes. XGS’ breakthrough is the creation of a SiG composite that allows the use of silicon as an active component in anodes, delivering on the industry need for long battery cycle life, high efficiency and at a cost and scale that meets industry targets. Product design-in is underway with battery manufacturers targeting early commercialization performance requirements. The combination of performance, cost and manufacturability positions XG SiG™ and XGS as a leader in high energy density LiB materials.

3

Strategic Investors and License Agreements

The Company has partnered with leading global companies as manufacturing, technology and distribution partners as a way to accelerate XGS’ customer and manufacturing reach. Each of these partners has spent significant time with XGS to validate the technology and market need.

Mar 2014	POSCO	$1.2M investment exercising certain pre-emptive rights
Jan 2014	Samsung Ventures	$3M investment + Joint Development Program ongoing with Samsung SDI for next gen Li-Ion batteries
Nov 2011	Cabot Corp	$licensing agreement + royalties
Jun 2011	POSCO	$4M investment with licensing agreement + royalties
Dec 2010	Hanwha Chemical	$3M investment

Customer Traction

-	Year-on-year addition of new customers in a range of end-use applications.

-	Track record of annual order growth as well as repeat customers underlying commercial traction with multiple customers and markets.

Cumulative Customers, by Year	Total Orders, by year and Customer Type

4

Management Team

Dr. Philip Rose, CEO

-	President, Hitech, Sigma Aldrich (2010 to 2013)
-	General Management, M&A, Business Development and Marketing, Rohm and Haas (1989-2010)

Dr. Liya Wang, VP R&D

-	Renowned expert in the field of batteries and advanced materials
-	Former Principal Scientific Director for Spain’s CIC Energigune and Director for emerging technologies at A123

Rob Privette, VP Energy Markets

-	25 years of experience in technology development and commercialization of fuel cells, batteries, and other energy related devices
-	Former Director for Product Development at Energy Conversion Devices and Director of US Fuel Cell Development at Umicore with experience at the US DOE, DARPA, the US Army and US Navy.

Dr. Hiroyuki Fukushima, Technical Director

-	Founding shareholder and inventor of xGnP® production processes

Scott Murray, VP Operations

-	Seasoned professional with 30 years as a senior operations executive
-	Formerly Founder and CEO of Uretech International Inc., Director of Development for McKechnie Automotive and various positions with Motor Wheel Corporation

Board of Directors

Dr. Philip Rose, CEO, President, Treasurer and Director

Arnold A. Allemang, Director, Chairman and Audit Committee member. Retired Board member, Dow Chemical, former Operating Officer of Dow

Ravi Shanker, General Manager, Lightweighting Platform, Dow Chemical

Steven C. Jones, Director and Audit Committee Chairman. Chairman, Aspen Capital Group LLC. President, Aspen Capital Advisors, LLC

Wonil Kim, Director. Advanced Materials Investment & Technology Group, POSCO

Michael Pachos, Director and Audit Committee member. Principal, Samsung Ventures

Dave Pendell, Director. Owns and operates AdvancedStage Capital LLC, ASC Lease Income, and is a general partner in Veterans Capital Fund.

5

Company Overview Presentation 1

Forward - looking Statements This presentation contains statements which constitute forward - looking statements within the meaning of Section 27A of the Securities Act, as amended; Section 21E of the Securities Exchange Act of 1934; and the Private Securities Litigation Reform Act of 1995. The words “may”, “would”, “could”, “will”, “expect”, “estimate”, “anticipate”, “believe”, “intend”, “plan”, “goal”, and similar expressions and variations thereof are intended to specifically identify forward - looking statements. All statements that are not statements of historical fact are forward - looking statements. Investors and prospective investors are cautioned that any such forward - looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward - looking statements as a result of various factors. The risks that might cause such differences are identified in our private placement memorandum. We undertake no obligation to publicly update or revise the forward looking statements made in this presentation to reflect events or circumstances after the date of this presentation or to reflect the occurrence of unanticipated events.

The Carbon Revolution – A New Materials World

If the 20th century was the age of plastics, then the 21st century seems set to become the age of Graphene!

DATE	
100,000 BC	Stone Age
10,000 BC	Copper Age
1,000 BC	Bronze Age
0 BC/AD	
500 AD	
1000 AD	Iron Age
1500 AD	
1800 AD	
1850 AD	
1900 AD	Age of Steel
1920 AD	
1940 AD	
1960 AD	Age of Polymers
1980 AD	Age of Silicon
2000 AD	The Nano Age

<u>Graphene</u>

- Tightly bonded carbon atoms arranged in a hexagonal lattice
- 200x stronger than steel, yet…
- Like rubber that can stretch up to 25% of its original length
- More electrically conductive than Copper
- Better at conducting heat than any material
- Optically Transparent
- Atomic-level barrier properties


Graphene
Carbon Nano-Tube
Fullerene

Carbon Fiber



Carbon Black



Graphite



XG sciences THE MATERIAL DIFFERENCE

3

Potential Future is Endless? 4 It is currently only limited based on your imagination! • Flexible, wearable electronics • Stronger and lighter airplanes • More efficient solar panels • Energy Savings power systems • Longer battery life time • More storage memory in portable electronics • Supercapacitors charged in seconds • Desalination

Investment Highlights XG Sciences has significant market momentum taking shape Revenue Traction : Significant customer engagements, 1,000+ in 40+ countries since inception • C ommercial revenue started and gaining momentum • $5 - 10 million of revenue estimated for 2016 • Actively engaged with multiple customers and across a range of end - use markets • S trong and robust customer pipeline to sustain growth into the future Proven Technology : Significant IP in the form of patents, trade secrets and know - how • Demonstrated value proposition in commercial and development relationships • Technology validated by licensees ( Cabot and POSCO) and strategic investors • Deep know - how from 10 years of technology development Positioned To Grow : Technology, partners and management positions XG for substantial growth • Management Team with over 100 years combined experience commercializing new products into new markets • Seasoned Board , governance processes and procedures in place • Investors: Aspen Advanced Opportunity Fund , Hanwha, POSCO and Samsung Ventures . $32 million of funded capital since inception. • Targeting $24 million in this raise for full - scale commercialization Manufacturing : Low - cost, world - scale manufacturing capabilities • > 100 Tons of capacity across commercial product families 5

XG Science Market Leadership



High-Potential
Dominant
Long-shot
Undistinguished
Technical Value
Business Execution
5
3
1
1
3
5
XG Sciences
NanoIntegris
Graphene Frontiers
Angstron Materials
Graphenix Development
Times Nano
Bluestone
NUS
Vorbeck Materials
R.S. Group
Haydale
AGM
Graphene 3D Lab
Rushford
Cambridge Nanosystems
Ningbo Morsh
Graphenea
Incubation Alliance
National Nano Materials
DCT
Xolve
Sixth Element
Innophene
Graphene Platform
Grafen
GT
Knano
Grafoid
Avanzare
Absolute Nano
CNM
Gelanfong
Directa Plus
Ugent Tech
Grafentek
Anderlab
LeaderNano
NanoCarbon
Graphene Labs
Maturity
5.0
4.0 – 3.9
3.0 – 3.9
2.0 – 2.9
1.0 – 1.9
Lux Take
Strong Positive
Positive
Wait and See
Caution
Strong Caution

Source: Lux Research, July, 2015

XG sciences THE MATERIAL DIFFERENCE

6

Significant Accomplishments

2006

- Company Founded

2010

- **Hanwha Chemical** – Investment
- Shipping sample materials since early 2010

2011

- **Cabot Corp** - Licensing agreement + royalties
- **POSCO** - Investment with licensing agreement + royalties
- Demonstrated 4x energy storage capacity vs. traditional Li-ion anode materials

2012

- Completed large-scale xGnP® production facility
- $1M **DOE** grant to further develop XG SiG™

2013

- **Aspen Advanced Opportunity Fund** investment
- Launch of XG Leaf® pilot production line
- Rapid progress towards commercialization of XG SiG™ products

2014

- **Samsung** - Investment + Joint Development Program with Samsung SDI for next gen Li-Ion batteries
- **POSCO** - Investment exercising certain pre-emptive right

2015

- Commercial penetration into multiple markets
- Large Scale commercialization planning
- Additional capital raise

XG sciences THE MATERIAL DIFFERENCE

7

Two forms of "Graphene"

Graphene



- A **<u>single layer of carbon atoms</u>**, or "an atomic-scale honeycomb lattice of carbon atoms".
- Produced by vapor deposition on foils or wafers – expensive, requires exquisite control, engineering not yet perfected.

Graphene NanoPlatelet, xGnP®



- A **<u>particle</u>** produced by splitting natural graphite into ultra-thin pieces (10,000 times thinner than a human hair).
- **XGS** has developed **two** proprietary, low cost, high efficiency production methods.
- **XGS**'s low-defect material provides higher strength and conductivity compared to other graphene nanoplatelet processes.

XG sciences THE MATERIAL DIFFERENCE

8

Properties are Enabling for Many Applications 9 M - Grade C - Grade H - Grade XGS Control Material Attribute Property Function Application Customer Performance

Key Customer Portfolio (1) • Energy Storage – Lithium Ion Battery (LiB) • Anode Replacement • Cathode Conductive Additive – Lead - Carbon Anode Additive • Thermal – XG Leaf • Portable Electronics • LiB Pack Thermal Management – Adhesives – Thermal Interface Materials – Consumer Products – Clothing • Composites – Sporting Goods – Automotive – Office Automation – Packaging – Construction Materials – Wear Parts 10 Energy Storage Thermal Management Composites Lubrication Electrical Conductivity (1) Total Customer pipeline includes opportunities with over 75 customers.

Key End Markets

Key Markets	Energy Storage			Thermal Management		Composites
Application	*Lithium Ion Battery* Next-Generation Anode	*Lithium Ion Battery* Cathode Conductive Additive	*Pb-Carbon Battery* Anode Slurry Additive	*Portable Electronics* Heat Management Powders/Film	*Semi Packaging* Heat Management Paste/Adhesive	*Specialty Plastics* Multi-Function Performance Additive
Performance Driver	Higher Energy Storage Capacity	Increased Rate Performance	Longer Cycle Life, Faster Charge Acceptance	Lower and More Stable Operating Temperatures	Improved Heat Transfer	Improved Thermal, Electrical and Physical Properties
Business Model	Silicon Graphene Composite ("XG SiG®") Sales	xGnP® Powder Sales	xGnP® Powder Sales	xGnP® Powder & Graphene Paper Sales ("XG Leaf®")	Formulated Products Sales	xGnP® Powder Sales
Timing	Near Term to Medium Term	Near Term	Near Term	Near Term to Medium Term	Near Term to Medium Term	Medium Term to Longer Term
Potential Market Size	$26.5 Bn (Li-ion Battery Cell - 2020)[1]	$5.2 Bn (LiB Cathode Active Materials - 2020)[1]	$9-$12 Bn (Start-Stop Batteries - 2020)[3]	$2,976 Bn (Consumer Electronics - 2020)[5]	$28 Bn (Semiconductor Packaging - 2020)[7]	$654 Bn (Worldwide Plastics Market - 2020)[9]
Anticipated Addressable Market Size	$1.3 Bn (LiB Anode Materials - 2018)[1]	$200 Mn (LiB Cathode Additives - 2018)[2]	$140 Mn (Anode Slurry Additives - 2018)[4]	$900 Mn (Graphitic Heat Spreaders - 2018)[6]	$780 Mn (Polymeric Thermal Interface - 2018)[8]	$9.1 Bn (Composite Additives - 2018)[10]

(1) Avicenne Energy, "The Worldwide Rechargeable Battery Market 2014 - 2025", 24th Edition - V3, July 2015.
(2) Avicenne Energy, "The Worldwide Rechargeable Battery Market 2014 - 2025", 24th Edition - V3, July 2015 & Internal Estimates.
(3) ArcActive via Nanalyze, April 3, 2015.
(4) ArcActive via Nanalyze, April 3, 2015 & Internal Estimates.
(5) Future Markets Insights, "Consumer Electronics Market: Global Industry Analysis and opportunity Assessment 2015 - 2020", May 8, 2015.
(6) Prismark, "Market Assessment: Thin Carbon-Based Heat Spreaders", August 2014.
(7) Reporterlink.com, "Semiconductor & IC Packaging Materials Market…", May 2014.
(8) Prismark, 2015.
(9) Grand View Research, "Global Plastics Market Analysis…", August 2014.
(10) From (9) and internal estimates: 2018 = 305 million tons of plastic, if 10% of the market adopted xGnP to enhance their properties, and at only 1% by weight as an additive, then in 2018 305,000 tons or 305,000,000 kilos of xGnP would be required. At $30 a Kg - the value is $9.1 Bn per year.

XG sciences THE MATERIAL DIFFERENCE
11

Value Creation Business Model




XG sciences
THE MATERIAL DIFFERENCE
Solvent-Based


XG LEAF™



xGnP® Graphene Nanoplatelets	xGnP® + Binder System	xGnP® Enabled Products	Manufacturing Services
Grades H, M & R Grade C	XG Ink XG TIM	XG SiG® XG Leaf®	
Designing and manufacturing graphene nanoplatelets for specific applications and customers	Formulating functional inks and coatings to enable performance in customer coating processes	High-value products enabled by graphene nanoplatelets	Leveraging unique manufacturing processes to tailor other 2-D materials

XG sciences THE MATERIAL DIFFERENCE

12

Customer Growth and Repeat Order Traction 13 Cumulative Customers, by Year Total Orders, by Year and Customer Type 81 111 233 381 400 456 476 536 New Customer Repeat Customer 2008 2009 2010 2011 2012 2013 2014 2015 2008 2009 2010 2011 2012 2013 2014 2015

Sample Customer Commercialization Pipeline(1)

Application	Product	R&D	Technical Validation	Pilot Production	Customer Validation	Commercial Launch	Anticipated Revenue(2)		
							1H 2016	2H 2016	2017
Fiberglass Rebar Composite	C-750						✓		
Construction Materials	C-300						✓		
Chemical Additive, Oil and Gas	M-5						✓		
Sporting Equipment	M-15						✓		
Scratch Resistant Coating	C-300						✓		
Resistive Heating	M-15						✓		
Pb-Acid Battery, Anode Additive	C-300						✓		
Composite, Elastomer	C-300							✓	
Heat Spreading, Seating	xGnP®							✓	
Composite, Office Automation	R-10							✓	
Down-Hole Oil Field Services	M-25							✓	
Wear Part	C-500								✓
Engine Oil Additive	C-500							✓	
LED Packaging	XG TIM™								✓
LiB Anode	XG SiG™								✓
LiB Cathode Conductive Additive	R-10								✓
Polymer Composite, Thermal	R-100							✓	
Electrostatic Dissipation, Packaging	R-10							✓	
Sporting Equipment	xGnP®							✓	
Thermal Transfer Fluid	R-25							✓	
Sensor Calibration	XG Leaf®								✓
Consumer Products, Thermal	R-10							✓	
LiB Cathode Conductive Additives	C-150/300							✓	
Thermal Adhesive	xGnP®							✓	
High-Voltage Cable Coating	xGnP®								✓
Sporting Equipment	xGnP®								✓
Thermal Transfer Fluid	xGnP®								✓
Auto Composites, Interior & Under Hood	xGnP®								✓
Auto Transmission, Thermal Mgmt	xGnP®								✓
TIM, Electrical Inks	xGnP®								✓
Electrical Inks, LiB Anode	xGnP®, XG SiG™								✓

(1) Total Customer pipeline includes opportunities with over 75 customers.
(2) $5-10 million in estimated 2016 revenue. Estimate of sales based on customer commitments, customer forecasts and management estimates.

XG sciences THE MATERIAL DIFFERENCE
14

Management Team



Dr. Philip Rose, CEO: More than 20 years managing and growing businesses based on advanced materials in technical applications and markets – lived in Japan/Korea for ~8 years.



Dr. Liya Wang, VP R&D: Renowned expert in the field of batteries and advanced materials. Former Principal Scientific Director for Spain's CIC Energigune and Director for emerging technologies at A123.



Rob Privette, VP Energy Markets: 25 years of experience in technology development and commercialization of fuel cells, batteries, and other energy related devices.



Dr. Hiroyuki Fukushima, Technical Director: Founding shareholder and inventor of xGnP® production processes.



Scott Murray, VP Operations: Seasoned professional with 30 years as a senior operations executive.

Board of Directors

Dr. Philip Rose, CEO, President, Treasurer & Director

Arnold A. Allemang, Director, Chairman and Audit Committee Member: Former member, Board of Directors, Dow Chemical Company (NYSE: DOW); former Chief Operating Officer of Dow.

Dr. Ravi Shanker, Director: General Manager, Lightweighting Platform, Dow Chemical Company.

Steven C. Jones, Director and Audit Committee Member : Chairman of Aspen Capital Group, Member Board of Directors, NeoGenomics (NASDAQ: NEO) and various other private companies.

Wonil Kim, Director: Director of the Advanced Materials Investment & Technology Group, POSCO.

Michael Pachos, Director and Audit Committee Member: Principal, Samsung Ventures focused on Consumer, Display and Energy related investments.

Dave Pendell, Director: Owns and operates AdvancedStage Capital LLC, ASC Lease Income, and is a general partner in Veterans Capital Fund.

XG sciences THE MATERIAL DIFFERENCE
15

Offering • Targeting to raise Gross Proceeds of $24 million – Shares Offered: 3 million of Common Stock – $8.00 per share • Implied Pre - Money Valuation: Insert Table • The offering will remain open until all shares are sold or ____________________ • Use of Proceeds: 16 *Assumes 1.5 million shares sold through a sales agent at 8% commission If 25% of Primary Shares are Sold If 50% of Primary Shares are Sold If 75% of Primary Shares are Sold If 100% of Primary Shares are Sold GROSS PROCEEDS $ 6,000,000 $ 12,000,000 $ 18,000,000 $ 24,000,000 Offering Expenses $ 100,000 $ 100,000 $ 100,000 $ 100,000 Offering Expenses Attributable to Sales Agent* $ 240,000 $ 480,000 $ 720,000 $ 960,000 NET PROCEEDS $ 5,660,000 $ 11,420,000 $ 17,180,000 $ 22,940,000 Capital Expenditures $ 500,000 $ 4,000,000 $ 7,000,000 $ 7,000,000 Working Capital $ 500,000 $ 2,000,000 $ 3,500,000 $ 3,500,000 Intellectual Property $ - $ 250,000 $ 500,000 $ 1,000,000 General Corporate Expenses $ 4,660,000 $ 5,170,000 $ 6,180,000 $ 11,440,000

Summary • Recognized leader in disruptive, emerging advanced materials • Robust competitive advantages with diverse applications • Broad customer base with multiple design - in relationships • Revenue ramp starting • World class investors and licensees • Significant IP position • Low cost, scalable manufacturing capabilities • Strong Management Team with outstanding industry experience 17

Thank You Philip Rose, Ph.D. Chief Executive Officer +1 517 999 5453 p.rose@xgsciences.com 18

Introduction to Graphene a nd XG Sciences 1

Forward - looking Statements This presentation contains statements which constitute forward - looking statements within the meaning of Section 27A of the Securities Act, as amended; Section 21E of the Securities Exchange Act of 1934; and the Private Securities Litigation Reform Act of 1995. The words “may”, “would”, “could”, “will”, “expect”, “estimate”, “anticipate”, “believe”, “intend”, “plan”, “goal”, and similar expressions and variations thereof are intended to specifically identify forward - looking statements. All statements that are not statements of historical fact are forward - looking statements. Investors and prospective investors are cautioned that any such forward - looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward - looking statements as a result of various factors. The risks that might cause such differences are identified in our private placement memorandum. We undertake no obligation to publicly update or revise the forward looking statements made in this presentation to reflect events or circumstances after the date of this presentation or to reflect the occurrence of unanticipated events.

The Carbon Revolution – A New Materials World

If the 20th century was the age of plastics, then the 21st century seems set to become the age of Graphene!

DATE	
100,000 BC	Stone Age
10,000 BC	Copper Age
1,000 BC	Bronze Age
0 BC/AD	
500 AD	
1000 AD	Iron Age
1500 AD	
1800 AD	
1850 AD	
1900 AD	Age of Steel
1920 AD	
1940 AD	
1960 AD	Age of Polymers
1980 AD	Age of Silicon
2000 AD	The Nano Age

Graphene

- Tightly bonded carbon atoms arranged in a hexagonal lattice
- 200x stronger than steel, yet…
- Like rubber that can stretch up to 25% of its original length
- More electrically conductive than Copper
- Better at conducting heat than any material
- Optically Transparent
- Atomic-level barrier properties



Graphene
Carbon Nano-Tube
Fullerene
Carbon Fiber
Carbon Black
Graphite

XG sciences THE MATERIAL DIFFERENCE

3

Potential Future is Endless? 4 It is currently only limited based on your imagination! • Flexible, wearable electronics • Stronger and lighter airplanes • More efficient solar panels • Energy Savings power systems • Longer battery life time • More storage memory in portable electronics • Supercapacitors charged in seconds • Desalination

XG Sciences Market Leadership



High-Potential
Dominant
Long-shot
Undistinguished
Technical Value
Business Execution
XG Sciences
NanoIntegris
Graphene Frontiers
Angstron Materials
Graphenix Development
Times Nano
Bluestone
NUS
Vorbeck Materials
R.S. Group
Haydale
AGM
Graphene 3D Lab
Rushford
DCT
Xolve
Cambridge Nanosystems
National Nano Materials
Ningbo Morsh
Graphenea
Incubation Alliance
Sixth Element
Graphene Platform
Innophene
Absolute Nano
Gelanfong
CNM
Grafen
GT
Knano
Grafoid
Avanzare
Directa Plus
Ugent Tech
Grafentek
Anderlab
LeaderNano
NanoCarbon
Graphene Labs
Maturity
Lux Take
5.0
4.0 – 3.9
3.0 – 3.9
2.0 – 2.9
1.0 – 1.9
Strong Positive
Positive
Wait and See
Caution
Strong Caution

Source: Lux Research, July, 2015

XG sciences THE MATERIAL DIFFERENCE

5

Two forms of “Graphene”

Graphene



- A **single layer of carbon atoms**, or “an atomic-scale honeycomb lattice of carbon atoms”.
- Produced by vapor deposition on foils or wafers – expensive, requires exquisite control, engineering not yet perfected.

Graphene NanoPlatelet, xGnP®



- A **particle** produced by splitting natural graphite into ultra-thin pieces (10,000 times thinner than a human hair).
- **XGS** has developed **two** proprietary, low cost, high efficiency production methods.
- **XGS**’s low-defect material provides higher strength and conductivity compared to other graphene nanoplatelet processes.

XG sciences
THE MATERIAL DIFFERENCE
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XG Sciences’ Key Customer Portfolio (1) • Energy Storage – Lithium Ion Battery (LiB) • Anode Replacement • Cathode Conductive Additive – Lead - Carbon Anode Additive • Thermal – XG Leaf • Portable Electronics • LiB Pack Thermal Management – Adhesives – Thermal Interface Materials – Consumer Products – Clothing • Composites – Sporting Goods – Automotive – Office Automation – Packaging – Construction Materials – Wear Parts 7 Energy Storage Thermal Management Composites Lubrication Electrical Conductivity (1) Total Customer pipeline includes opportunities with over 50 customers. Full details of customer pipeline available upon exe cution of a non - disclosure agreement.

Summary • Recognized leader in disruptive, emerging advanced materials • Robust competitive advantages with diverse applications • Broad customer base with multiple design - in relationships • Revenue ramp starting • World class investors and licensees • Significant IP position • Low cost, scalable manufacturing capabilities • Strong Management Team with outstanding industry experience 8

Thank You Philip Rose, Ph.D. Chief Executive Officer +1 517 999 5453 p.rose@xgsciences.com 9

Sample Customer Pipeline Summaries

On the Ramp

The following customers represent a sub-set of our portfolio where XG Sciences value proposition as it relates to price and performance is clear, our customer has developed a product concept in response to their customer’s need, our customer has confirmed they can manufacture such a product, there are no technical barriers to the commercial launch of their product and they have started to market their product to one or more customers.

1.	Sporting goods equipment manufacturer with an emphasis in netball, cricket, rugby and field hockey. Introduced XGS’ product in late 2015 in composite for field hockey sticks. Top of the line models are priced at £400 and are described as: “Graphene fibre matrix construction formulae with fully integrated carbon, aramid & graphene resin system”, “Improved control performance provided by energy absorbing basalt” and “Excellent energy transfer when hitting”. Initial production order of 30Kg filled and waiting on customer response before providing further 2016 forecasts. Informed customer intends to extend to two additional product families within their portfolio.

2.	Custom-tailored formulations and oilfield chemicals company. Stock item for oilfield chemicals incorporating XGS’ graphene nanoplatelets. Introduced in late 2014. Ordered in 2015 to refill inventory as needed. Expect to see increased demand in 2016. Forecast 100-200 Kgs in 2016.

3.	European construction materials company specializing in composites for rebar, road signs, pipes and seawalls. Introduced XGS’ C-series product into their fiberglass rebar product in late 2014. Improved flexural strength. Ordered regular quantities throughout 2015. Introduced XGS’ C-series product into a second application in late 2015. Forecast 5 to 10 Tons in 2016. First order received. Looking for additional opportunities to extend into other parts of their product portfolio.

4.	European technology company based in Spain. Developed a novel scratch-resistant coating incorporating C-300 and targeted to protect the screens of portable electronics, watches, sunglasses and in automotive applications. Demonstrated the technology in late 2014, filed IP and finalized the formulation(s) in 2015. Actively marketing beginning in January, 2016. Waiting to see response before providing “volume” forecast.

5.	Korean specialty chemical company specializing in unique metal composites and metal forming processing. Licensed formulation and use IP from the Korean Electronics Technology Institute for resistive heating where XGS’ graphene nanoplatelets are an enabling component of the composition. Marketing activities starting in late 2014. Target markets include office automation, automotive (seat heating, steering wheel heating), in-floor heating and other consumer and industrial heating applications. The office automation opportunity has demonstrated shorter startup time, 30% energy savings and improved lifetime for laser printers. The company has quoted multiple customers in multiple markets. Expects adoption in the first half of 2016 and ramping into the second half and into 2017. Forecast 500Kg to 1T in 2016.

6.	US-based, international specialty material company with broad product offering for specialty carbon-based materials with a strategic interest in graphene nanoplatelets and XGS licensee. Have been working with XGS materials for over 5 years. Focus on energy storage (lead acid anode additive and lithium ion cathode conductive additive) and elastomers. Demonstrated performance for lead-acid batteries in auto and telecommunications applications and delivering improved cycle life and dynamic charge acceptance. Multiple customers in major scale testing. Demonstrated performance for both LiB cathode conductive additives and elastomeric composites meeting customer needs to win the business. Forecast is 10-50T in 2016 for the lead acid application, 5-10T in elastomers and if the LiB testing proceeds according to plan, it represents a 200-400T/yr industry-wide opportunity, about 1/3 of which is coming from one lead customer. However, no 2016 forecast has been provided for this application.

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7.	US-based, international oilfield services company. Demonstrated efficacy for target performance in a down-hole testing application. Customer has told us that they have run every test they can think of and the fluid with XGS graphene nanoplatelets outperforms their existing fluid and they cannot make it fail in any of their tests. Stated desire to move to field testing in 2016 with demand for field trials between 5 and 15 Tons. Currently targeting completing of an intermediate yard test by the end of Q1 before deciding how to move forward. Oil prices negatively impacting adoption timing. Risk for delays in product qualification.

8.	UK-based, international supplier of engineered materials for applications ranging from medical instruments, aerospace, power generation and satellite communications, to body armor, trains and fire protection systems. Demonstrated efficacy for improved wear resistance of carbon-based wear components when incorporating XGS graphene nanoplatelets. Intent to commercialize in the second half of 2016. No forecast at this time.

Product Confirmation Pending

The following customers represent a sub-set of our portfolio where XG Sciences value proposition as it relates to price and performance is clear, our customer has developed a product concept in response to their customer’s need and our customer has confirmed they can manufacture such a product. However, they have not finalized the product formulation and are completing engineering work and expect to launch commercially in 2016.

9.	Korean specialty chemical company focusing on electronic materials and with a commercial presence in other industrial markets and applications. Introduced in late 2014 an electrostatic dissipation coating for consumer electronics and automotive packaging. In late stage qualification and expect orders in late Q1/early Q2. Forecast from 100 to 200 Kg in 2016.

10.	Korean specialty chemical company specializing in oil additives. Demonstrated improvement in wear properties for lubrication application when incorporating XGS’ graphene nanoplatelets. Targeting improved dispersion and 2016 product launch.

11.	Sporting goods equipment manufacturer with emphasis in lacrosse, ice hockey and field hockey. Desire to incorporate graphene nanoplatelets in lacrosse stick heads to improve strength at lower weight. Samples under testing within customers manufacturing infrastructure. First target application at 400,000 pieces. Market reputation for innovation leader and stated desire to move quickly. Lab testing expected to be complete in Q1, followed by 4-6 month field trial and then commercial launch.

12.	US-based manufacturer of refrigeration equipment. Actively working towards validation of the value of XGS’ products in heat transfer fluids in their equipment. Independent verification of the efficacy of XGS’ technology from Argonne National Labs. Further validation within XGS laboratories. Active engagement with this customer and extending to two other customers. Expecting target insertion within 2016 but no firm timeline established until after product validation – expected within first half 2016.

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13.	World leader in the development, design, manufacture and distribution of manual and powered wheelchairs, mobility scooters and both standard and customized seating and positioning systems. Use of XGS’ product in gel packs in seat cushions achieved 30% improvement in distribution of heat, although some developmental work will likely be required to optimize the chemistry of customer’s gel packs. Tentative implementation timing. Targeting second half of 2016.

14.	US-based leader in the development of wet friction technology used in powertrain components and system solutions. Seeking improved thermal performance for a friction component of a transmission part. Have manufactured prototype composite films including XGS’ graphene nanoplatelets. Exploring coated solutions to down-select to the best option. Revenue likely to begin in 2017.

15.	The global leader in lighting technology solutions. The company develops, manufactures and distributes groundbreaking LEDs and automotive lighting products. Sampled thermal interface grease in China for use in LED packaging. Feedback indicates initial samples are close to the best they are using in production and they will recommend our product to their suppliers. XGS will need to engage with their suppliers but having validation and a recommendation from the customer is a very positive development. No timing yet established for commercial adoption.

16.	Japanese company involved in the manufacture of composite plastic parts for multiple industries (among other initiatives). Interested in improved thermal stability for PEEK plastics for office automation parts. Demonstrated efficacy using XGS’ products. Will begin in late 2016 at 100Kg per quarter and ramp to 2 Tons per year. Very performance driven, not highly price sensitive.

17.	Family-owned business of high-end professional styling equipment. Use of XGS’ coating provides more uniform temperature than the standard material. Customer is motivated to move quickly and has involved their supply chain in the evaluation. Getting volume estimates and confirming manufacturing parameters in Korean plant. Expect to ramp in mid 2016.

Development Engagements

The following customers represent a sub-set of our portfolio where XG Sciences value proposition as it relates to price and performance is defined, our customer has identified a product concept in response to their customer’s need and are highly motivated to work with XG Sciences to define a solution.

18.	Specialty materials company operating worldwide with leading brands and technologies in three business areas: Laundry & Home Care, Beauty Care and Adhesive Technologies. Engaged with 2 groups in their Electronic Materials unit interested in conductive inks, thermal interface materials and heat spreaders. XGS has demonstrated value propositions in each area and the customer is eager to reproduce the results in their labs. No commercial timing established at this phase.

19.	One of the world's leading suppliers in the additives and instruments for the quality control of color, appearance and physical properties. Have identified numerous areas of synergy (dispersion of nanomaterials, coatings, rheology modification, composites and lithium ion battery conductive additives). The customer’s key coating accounts have graphene projects that they are interested in pursuing and are encouraging the customer to get involved in graphene. Began brainstorming session in February to define specific customer and product targets.

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20.	Boston Power: Formal joint development agreement signed in December targeting customizing XG Sciences’ silicon-graphene anode materials for use in Boston-Power’s lithium-ion battery products. Work statement details plans to optimize electrochemical and microstructural electrode performance, as well as developing electrode and battery manufacturing techniques using the two companies’ proprietary materials. The companies see a real synergy between Boston-Power’s battery engineering and design capabilities and the new XG-SiG anode materials. Boston-Power has the ability to design and manufacture the battery, while XG Sciences has the ability to customize the anode materials to best fit the Boston-Power system.

21.	Large Korean LiB manufacturer. Formerly working under joint development agreement targeting next-generation lithium ion batteries for consumer electronics and other devices. Currently engaged on meeting their needs for lithium ion battery cathode and anode conductive additives. Not expected to commercialize in 2016.

22.	China-based lithium ion battery manufacturer. Eager to adopt graphene nanoplatelets for use as conductive additives in cathode formulations. Currently using carbon nanotubes (CNT). XGS internal data demonstrates that a significant portion of the CNT can be replaced with xGnP and retain the high rate discharge capacity from 100% CNT and with the benefits of low cost, reduced spring back and high pressed density. Current CNT costs of $125/Kg on a dry powder basis. Customer has agreed to fast-track 25Ah battery tests using our materials. Potential demand in the multiple tons per month.

23.	Korean specialty chemical company focusing on electronic materials and with a commercial presence in other industrial markets and applications. Business model to sell resin loaded XGS’ graphene nanoplatelets. Demonstrated good dispersion and performance acceptable for market entry. CEO is positioning the company as leading manufacturer of graphene-based composites. Targeting initially camera housing and CD-Disc covers with eventual target of automotive parts. Forecast 10-30 Kg per month through first 3 quarters of 2016 as they progress toward late 2016 commercial launch.

24.	Large consumer electronics company not wishing to be identified. Working closely to develop thermal heat spreading solution using XGS’ proprietary XG Leaf technology. Forecast for low 1,000’s of sheets in 2016.

25.	Carbon nanotube company based in the US with production and R&D in China. Demonstrated efficacy for use of XGS’ products in combination with customer’s carbon nanotubes for use as a cathode conductive additive in lithium ion batteries. Improved energy density and process yield using XGS products. Marketing formulations to customers in China. Forecasting the potential for up to 5T in 2016 but do not currently have orders. Successful adoption up to 5T per month.

26.	Korean-based lead acid battery manufacturer. Engaged in two programs to use our materials to improve performance for 1) start stop application and 2) high temperature geographies. Successful demonstration of target 1) but need improvement in water loss performance. Active sample for target 2) with initial positive feedback. Customer would like to scale up in 2016 pending completion of development efforts. No firm volume commitments at this time. First application likely 1 to 2T per year and can grow to 5T within 2 years. Volume for second application dependent upon nature of product offering (dry powder versus formulated coating).

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27.	Korean-based specialty tape and adhesive supplier. Their customer in need of improved thermal adhesive for high-brightness LED TV. Wishes to work with mid-tier, Korean-based supplier. XGS working with our customer to supply XGS precursors for use in a thermal adhesive tape and for supply to their customer. Targeting late Q1/early Q2 for qualification and initial production in late 2016. Initial coating results validating value proposition. No volume estimates at this time.

28.	Large Korean-based supplier of PET films and specialty chemicals. Working to define product and technical solutions using XGS’ product portfolio. Initially target thermally conductive adhesives and coatings. Also pursuing options for XG Leaf integration.

29.	Korean-based specialty materials provider. Working closely with cable companies in Korea to develop semi-conductive coating materials for ultra-high voltage cables. Incorporation of XGS’ product improves the coating mechanical performance and the mechanical stability during heat shock and shrinkage in the ultra-high voltage cable application. Commercial timing is mid to late 2017. Potential volume is given to XGS as 1 to 20T per year.

30.	World leader in rolled aluminum products, delivering unique solutions for the most demanding global applications, such as beverage cans, automobiles, architecture and consumer electronics. Applying XGS technology to aluminum processing and expecting results in Q1. No timing yet defined for commercial launch. Unlikely to be in 2016.

31.	Recognized as the world's leading provider of lubricant solutions offering a range of advanced automotive motor oil, including synthetic, synthetic blend, high mileage, conventional and diesel oils. Engaged for well over a year on use of XGS products as an oil additive to improve friction and wear, particularly for gear box applications. Demonstrated benefits for high gear load applications (i.e., drivetrains). Also interested in nanofluid with thermal transfer properties for cooling of cutting tools. Exploring options to better move these projects forward.

32.	Technology and innovation leader specializing in defense, civil and cybersecurity markets throughout the world. Specified use of XGS product for sensor calibration in multi-layered system. Have validated efficacy for thermal heat transfer and are completing integration design efforts. Small volume application.

Sampling Examples

An additional >30 customers represent a sub-set of our portfolio where XG Sciences value proposition as it relates to price and performance is theorized but not yet demonstrated and where we are sampling products and formulations against a defined market need but have not yet entered into a collaborative development effort.

Transformational Customers

The following customers represent a sub-set of our portfolio where success can drive significant commercial volume and subsequent value for XGS shareholders. These customers are specifically managed at the account level while we actively engage in development and commercialization efforts.

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33.	International auto manufacturer. Actively engaged with the group having a mandate to explore opportunities for graphene. Currently focusing on two applications that we are not at liberty to disclose. They have demonstrated a compelling value proposition in the lab and we have started working with their supply chain partners, upon the request of our customer, in multiple applications. Target is to have graphene in a car on the road in 2017. They have alignment up to the VP of R&D and out into the relevant business groups. They have indicated that they believe XGS is the only commercially viable supplier of graphene nanoplatelets. Specific feedback on the value proposition includes “substantial property enhancements at much lower loadings” compared to other types of additives for composite applications and “increased both tensile and flexural moduli and strength” and “enhanced thermal stability”. Only forecast data thus far is for a target application requiring 25T of XGS’ product starting in 2018.

34.	US-based coatings company. Engaged with multiple businesses to exploit the properties of graphene nanoplatelets for barrier, thermal transfer and structural components in paint. Initial samples weren’t compelling but customer admits were cursory and not likely definitive with regard to the potential for performance. Held a technical face-to-face to define next steps in collaboration. Initial dispersions were prepared without knowledge of the customer’s chemistry. Knowledge of the chemistry will allow for tailored formulations. Engagement supported at program director level. Strong desire on the part of the customer to see graphene nanoplatelets adopted and have represented their view of XGS as a leading supplier in the industry.

35.	Global sporting goods manufacturer. Engaged in multiple projects being sponsored by the golf division. One such project is an injection molded composite for a club head, targeting improved strength and modulus. Working directly with customer’s supplier. A second project is for club shafts and we are working directly with the customer’s supplier. We are expecting an on-going engagement to validate efficacy. Success would support brand recognition efforts and provide additional validation of our broad value proposition.

36.	International chemical company. Engaged in multiple R&D efforts. XGS technology has broad appeal within the customer’s business units. Two projects are progressing through their stage gage process: thermal transfer fluids and composites. Customer is projecting up to 2,000 Tons of annual demand for XGS’ product by 2020, assuming successful product development and market launch efforts. Broader success would drive significant demand for XGS’ products and commensurate shareholder value.

Lithium Ion Battery Anode Replacement

XG Sciences has developed an advanced Silicon-based anode that, as a critical battery component, can potentially enable high energy cells for future generation batteries, enabling longer battery life and/or more functional performance for portable electronics. Silicon (Si) is considered the most promising anode material due to its high capacity and proper working voltage. Theoretically, Si can provide up to 4,200 mAh/g of Lithium storage capacity, which is more than 10 times that of graphite. It can be lithiated in the potential range of 0.0 ~ 0.4 V, which enables a high energy density battery when paired with an appropriate cathode. The global market for lithium ion anode materials is estimated to be $1.3 Billion in 2018.

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Two major barriers have hindered the development of Si-based anodes for commercial applications, especially for use in EV batteries: poor cycle life and high synthesis costs. XGS’ Si/graphene (SiG) composite anode is based on a unique nano-structure design and an innovative compositing process that utilizes graphene to mitigate cycling stability issues of Si particles during cycling. Graphene creation and SiG compositing is achieved in a single unit process using an existing manufacturing process and low cost industrial precursors. Unlike other Si/graphene based materials where graphene is often produced separately and Si is deposited onto the graphene using exotic methods, XGS’ one-pot process allows to produce the SiG material at high volume and low cost.

XG Sciences technology is widely considered as a leading candidate for next generation anode materials. XGS received a $1.2MM grant from the DOE to further develop this technology. Samsung Ventures invested in XGS and we entered into a joint development program with Samsung SDI, the world’s leading lithium ion battery manufacturer. The company developed its technology to a level that allows it to aggressively pursue commercial efforts in applications requiring high energy storage and with cycle life up to 250 cycles. The company is pursuing commercialization in those applications. In parallel, the company has formed, and are seeking additional development relationships that will advance its technology, making it more amenable to a broad industry adoption. The company announced in December a joint development relationship with Boston Power. The company was recently awarded a funded development contract under which it will work with a cell manufacturer and a cathode material supplier to pair its silicon graphene composite and demonstrate performance against a commercial need. The customer funding the work wishes to not be named. The company is currently in active discussions with a other parties to form additional joint development arrangements targeting both technology development and specific commercial implementation. It is anticipated that these efforts may result in up to $1 million of development revenue in 2016 and target product revenue in 2017 and beyond.

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Frequently Asked Questions

1. Who are XG Sciences competitors?

Graphene suppliers are first segmented on whether they are a producer of graphene monolayer or of graphene nanoplatelets. XG Sciences does not manufacture graphene monolayer. Furthermore, the applications for each form of graphene do not compete, for the vast majority of projected applications, with one another. Therefore, XGS does not compete with graphene monolayer developers or manufacturers. Graphene nanoplatelet manufacturers will begin to segment by the process(es) used to manufacture graphene nanoplatelets. In the US, there are at least two companies producing graphene nanoplatelets. One leverages their nanoplatelet know-how to make conductive inks and sensors and is considered by many to be a sensor company. XGS is not actively targeting the sensor market. A second follows a technology license model and will typically work under development and license agreements for specific applications. XGS is a solutions provider and produces graphene nanoplatelets and products containing graphene nanoplatelets, principally for end-market needs in Energy Storage, Thermal Management, Composites, Lubrication and Electrically Conductive Coatings. There are also emerging producers in China that are likely to become more active as time progress.

2. What are XG Sciences competitive Advantages?

Our strategy is to compete with other companies on the basis of our intellectual property, our business model, our manufacturing techniques, our management team, our scientific credibility, and our customer relationships. Recognizing that the worldwide market for products and materials similar to ours is developing very rapidly and will be quite large, we intend to compete vigorously on a worldwide basis by:

•	Implementing strategic partnerships with customers and other partners in many different geographic localities as well as specialized markets.
•	Focusing our resources on remaining a low-cost supplier of high-quality materials with sufficient production capacity to meet the needs of large, global customers.
•	Developing “value-added” products like XG Leaf®, XG SiG™ battery anode materials, inks and coatings, and similar specialized products for specific markets.
•	Investing in intellectual property, especially in areas covering novel formulations of our products and use of our products in end-use applications.

3. What are XG Sciences competitive strengths?

We believe that we are a world leader in the emerging global market for graphene nanoplatelets. The following competitive strengths distinguish us in our industry:

The strength of our intellectual property. Because of our focus on manufacturing process development, we believe we have one of the world’s strongest internal knowledge bases in graphene nanoplatelet manufacturing, with most of our proprietary knowledge maintained as trade secrets to avoid the disclosures required by patenting. The 21 domestic patents/applications (with additional foreign filings) we are currently managing add value by protecting specific equipment, or high-value end-user product applications. The fact that two global companies have evaluated and licensed our production technology provides independent evidence of our technology’s effectiveness.

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The breadth of our product offering. As far as we are aware, we have the broadest product offering in our industry. In addition to offering three standard particle sizes in three different grades of bulk materials, we offer four different grades of XG Leaf® in multiple thicknesses, two different grades of silicon-graphene composite materials, three standard ink formulations, and optional custom dispersions and formulations of our bulk materials. We have other products, and formulated products, in development. We are the only company we are aware of that has successfully scaled an intercalation process. We are also the only company we are aware of that has developed and scaled a mechanical process. These processes provide us with the widest product portfolio among all emerging entrants.

The low-cost nature of our manufacturing processes. As far as we are aware, our manufacturing processes have the potential to be among the lowest-cost approaches to the manufacture of graphene nanoplatelets (subject to economies of scale) based on our internal modelling of competitive processes as well as our analysis of alternative technologies.

Our corporate and strategic partners. Three global corporations have made investments in XGS, giving us a significant global reach as well as the ability to leverage the assets of our partners:

The number of development partners that are working with our materials. As of December 31, 2015, we have supplied materials to over 1,000 customers, including industrial, universities or government laboratories, in 40 different countries around the world. We shipped over 500 orders in 2015. We have more than 75 ongoing commercial and/or customer design-in relationships in a range of other application areas.

Our know-how and ability to tailor our products for use in multiple applications. Many of our products and product-development activities target use of our xGnP® graphene nanoplatelets in various matrices to form composite products that are then used by our customers. We have extensive knowledge of how to tailor our products to deliver performance as composite products in various applications and we also have knowledge of how to tailor other components of a composite to adjust the performance of the composite for use in various applications.

4. What is XG Sciences IP strategy?

We believe that our intellectual property (“IP”) is an important asset. Our strategy is to keep some aspect of our production processes as legally defined and protected trade secrets rather than to patent them. We believe that by patenting our processes, we would simply be teaching others how to produce materials like ours. In addition, it would be difficult or impossible to detect infringement. Therefore, our basic intercalation and exfoliation processes are not patented. We have, however, patented some of the equipment used in these processes. Other processes we have chosen to patent and have been granted a patent for our mechanical process for producing graphene nanoplatelets.

Our intellectual property consists of four main types of assets:

•	Employee knowledge and skills

•	Corporate “trade-secrets” and processing know-how

•	Exclusive license from Michigan State University on certain inventions

•	Patents and trademarks owned by the Company

In January 2014 in connection with the Samsung Ventures investment, we transferred all of our intellectual property into a newly created, wholly owned subsidiary of the Company called XG Sciences IP, LLC, a Michigan limited liability company.

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5. What patents and applications does XG Sciences hold?

As of December 31, 2015 the following technologies were included in the MSU License Agreements with XGS and were being actively prosecuted at the U.S. Patent Office:

•	U.S. Patent Application No. 12/587,645. “Electrically Conductive, Optically Transparent Films of Exfoliated Graphite NanoParticles & Methods of Making the Same”

•	U.S. Patent Application No. 13/199,086. “PI Coupling Agents for Dispersion of Graphene NanoPlatelets in Polymers”, allowed but not yet granted

•	U.S. Patent 8,834,959. “Method for the Preparation of Doped Single Graphene Sheets.”

In addition to the patent applications related to MSU technology, we also file for patents on some of our own inventions. As of December 31, 2015 the following patents and patent applications were being managed by us and our patent attorneys:

•	U.S. Patent Application No. 13/474,860. “Process of Dry Milling Particulate Materials”

•	U.S. Patent Application No. 13/686,961. “Single Mode Microwave Device for Producing Exfoliated Graphite”

•	U.S. Patent Application No. 61/786,735. “Graphene Carbon Compositions”

•	U.S. Patent Application No. 61/786,745. “Electrodes for Capacitors from Mixed Carbon Compositions”

•	U.S. Patent Application No. 13/858,149. “xGnP as conductive filler for resistor materials”

•	U.S. Patent Application No. 61/879,225. “Flexible Resin-Free Composites Containing Graphite & Fillers”

•	U.S. Patent Application No. 14/079,057. “Silicon-Graphene Nanocomposites for Electrochemical Applications”

•	U.S. Patent Application No. 62/060,319. “LiF-Embedded SiG Powder for Lithium-Ion Battery”

•	U.S. Patent Application No. 62/284,797. “Thermal Interface Materials using Graphene Coated Fillers”

•	U. S. Patent Application No. 62/244,927. “Heat Exchanger Elements and Devices”

•	U.S. Patent 9,206,051. “Mechanical Exfoliation Apparatus”

•	U.S. Patent 8,715,720. “A Cloud Mixer and Method of Minimizing Agglomeration of Particles”

•	U.S. Patent 9,061,259 B2. “A Cloud Mixer and Method of Minimizing Agglomeration of Particles”

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•	U.S. Patent Application No. 14/931,236. “Mechanical Exfoliation Apparatus - Divisional”

•	U.S. Patent Application No. 14/938,969. “Single Mode Microwave Device for Producing Exfoliated Graphite.”

6. Does XG Sciences seek foreign patent coverage?

Yes. For each patent application filed in the US, we make a determination on the nature and value of the patent. For many of the applications filed in the US, additional filings are made in other countries such as the European Union, Japan, South Korea, China, Taiwan or other applicable countries. These filings and analyses are made on a case-by-case basis. Typically, patents that are defensive in nature are not filed abroad, while those that are protective of active XGS products or application areas are filed in relevant countries abroad.

7. Does XG Sciences have any Trademarks?

Yes. We have filed for or been granted registered trademarks as follows:

•	“xGnP®,” which is the brand name by which we designate our graphene nanoplatelets.

•	The corporate logo “XG Sciences” (design logo plus words)

•	The tag line “The Material Difference” which is used in conjunction with the corporate logo

•	The product designation “XG Leaf®”, which is the brand name for our family of sheet products.

•	The product designation “XG SiG™”, which is the brand name for our battery anode materials.

•	The product designation “XG TIM™”, which is the brand name for our thermal interface materials.

8. Why does Lux Research consider XG Sciences to be the highest ranked company in the graphene space?

There is no way to definitively answer this question, other than to put it directly to Lux Research. However, we can speculate on the reasons. Lux’s July 2015 data, for which we remain the highest ranked company, contain both graphene monolayer and graphene nanoplatelet suppliers. These data also include Universities. It is our belief that Lux is biased toward organizations demonstrating the potential for commercial success and rates them more highly as a result. XG Sciences is fairly unique in our ability to attract a range of strategic investors such as POSCO, Hanwha and Samsung Ventures. We have licensed some aspect of our know-how to both POSCO and Cabot. We speculate that Lux sees this as early validation of our value proposition and as a differentiating factor in building a sound business model. We further speculate that we are differentiated having demonstrated scale in our manufacturing process. We further speculate that we are differentiated by having two distinct graphene nanoplatelet production processes that provide a broad capability to meet a range of end-use market requirements. We don’t provide customer-specific information to Lux but we further speculate that through our press releases, Lux’s own patent citation searches and customer interviews, they believe we are positioned with leaders in multiple industries.

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9. Are there any filed or known pending law suits against XG Sciences?

No.

10. What is the average sales cycle? Can you explain a typical customer interaction?

There probably isn’t any “average” cycle. However, it is safe to generalize in that all commercialization efforts are a process. They almost always start with our own internal R&D to validate performance for an identified market or customer-specific need. I say, almost always, as we have examples where customers have ordered our materials, done their own work and then commercialized their product, all without further consultation with XG Science. In the more typical route, following our internal work, we will engage with customers to validate efficacy for their application. This can be an iterative process of data exchange and sampling to further improve performance for a specific application. Once the performance has been validated, our customers may then determine that our products fit with their manufacturing. This is initially done at the pilot scale. Sometimes this is done in parallel with their product development activities or assessed prior to investing resources in product development. Our customers will then introduce their product to their customer(s) to validate performance. After their customer’s validation, our customers will move to commercial scale production. Every customer goes through the same basic process, but will do so at varying speed, depending on the customer, the product and the end-use market. From first engagement, a commercialization effort can be a short as 6 months and as long as 2 years, and even longer. The automotive industry, for example, is well known to have a 5-year commercialization time line.

11. What is XG Sciences manufacturing footprint strategy?

It probably makes the most sense to answer this question in the context of the broader strategic plan. It is our intent to make and sell advanced materials. Specifically, graphene nanoplatelets and products containing graphene nanoplatelets. While we may entertain other material sets over time, for the foreseeable future, we will develop and produce graphene nanoplatelets and value-added products containing graphene nanoplatelets. It is our intent to maintain a presence in Lansing, also for the foreseeable future. We currently have just over 100 T of annual capacity in Lansing. In the next 6 to 12 months we intend to debottleneck existing capacity and add other incremental capacity in Lansing, allowing us to meet our business plan over the next 1-2 years. The role for our Lansing facilities will be to serve as a base for production as well as a center of excellence for R&D, applications engineering and new manufacturing process development. Additional capacity expansions needed beyond those already defined above, will likely be done in partnership as we localize production in Asia or install customer-specific capacity, wherever it may be needed. We believe this strategy will reduce the risk to our shareholders and customers. XG Sciences is too small, currently, to undertake any significant International capacity expansions by ourselves.

12. What keeps Philip Rose up at night?

I get this question fairly often so I offer it here for your consideration. Other than the usual on-going balance of shareholders, customers and employees, the primary issues that keeps me up at night are the probability of revenue generation on a customer-specific basis and their adoption timing. I suppose the two are intimately related, but I do see them slightly differently. Probability relates to the robustness of our customer pipeline. We have a great customer pipeline. However, the finite probability of turning each engagement into a sale is the test of the true value of any pipeline. The priority of our product within each customer is not always transparent to XGS. A lack of real transparency is a source of my frustration. I feel I could a better job of communicating to shareholders the timing and magnitude of the revenue ramp with more transparency into the probability of going from development efforts to commercial sales. I’ve culled out adoption timing as a separate cause for frustration. Even in those instances where it is clear we are strategically aligned with our customer(s), and we have a clear signal for technical and commercial success, there is still less clarity on the timing for commercial ramp. This relates mainly to the fact that graphene nanoplatelets are new materials and we find that our customers often deviate from “standard commercialization processes” given the non-standard nature of new-to-the-world materials.

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13. What is the current burn rate and when does the company expect to hit cash-flow positive?

The current burn rate, with no offset from product or license revenue, is approximately $400K per month, or ~$5 million per year. We expect to see that offset by increased revenue, but we will need to increase headcount in operations to deliver the higher output requirements. We expect to reach the breakeven point towards the second half of 2017.

14. What are the use of proceeds from this $18-24MM capital raise?

$5-7 million will be used to debottleneck and add incremental capacity in Lansing. The company’s assets are currently capable of supporting from $5-10 million in annual revenue, depending on product mix. The $5 million capital will allow us to achieve from $15-$25 million in annual revenue. The additional capital will be used for increased working capital and to cover the projected burn rate through to cash positive. We also intend to invest to expand our patent portfolio and increase our capability in applications engineering and technical service in support of customer selling activities. We also intend to increase spending on commercial headcount (sales and technical sales) to improve our rate of conversion from development activities to commercialization.

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